UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 23, 2012
(Date of earliest event reported)

ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1133 Westchester Avenue White Plains, New York (Address of principal executive offices) 10604 (Zip Code)

(914) 641-2000 Registrant’s telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          On February 23, 2012, the Board of Directors of ITT Corporation ("ITT" or the "Company") determined to increase the size of the Board of Directors (the "Board") of the Company from nine to ten directors, effective immediately. In connection therewith, the Board elected Donald Stebbins to the Board, effective immediately, to serve as a Director until ITT's 2012 Annual Meeting and the election and qualification of his successor or, if earlier, until his death or resignation or removal from the Board.

          Mr. Stebbins is the is chairman, chief executive officer and president of Visteon Corporation. Prior to joining Visteon Corporation, Mr. Stebbins held senior leadership positions with Lear Corporation, including president and chief operating officer of operations in Europe, Asia and Africa, and president and chief operating officer of operations in the Americas. Previously, he held positions at Bankers Trust Company and Citibank. Mr. Stebbins is a member of the board of directors of WABCO Holdings Inc. and serves as a member of the Business Advisory Council for Miami University in Oxford, Ohio.

          As a non-employee director, Donald Stebbins shall (A) receive director fees of $100,000 per annual tenure in cash and (B) be granted $90,000 per annual tenure in restricted stock units that will vest the business day prior to the 2012 annual meeting of the Company. The annual compensation for the remainder of his 2011 – 2012 tenure is as follows: $16,666.67 in cash, and $15,000.00 in restricted stock units, to be paid or granted promptly.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release issued by ITT Corporation, dated February 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
(Registrant)

February 24, 2012	By:	/s/ Burt M. Fealing
		Name:	Burt M. Fealing
		Title:	Senior Vice President, General Counsel and Secretary